Exhibit 99.1

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Consolidated Financial Statements Years Ended June 30, 2019 and 2018

Table of Contents

Independent Auditors’ Report	1
Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Operations and Comprehensive Income	3
Consolidated Statements of Stockholders’ Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6-22

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Crossix Solutions Inc.
New York, New York

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Crossix Solutions Inc. and Subsidiaries (the "Company"), which comprise the consolidated balance sheets as of June 30, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crossix Solutions Inc. and Subsidiaries as of June 30, 2019 and 2018, and the consolidated results of their operations and their cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.

EISNERAMPER LLP
New York, New York October 29, 2019

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$19,368,102	$7,498,723
Accounts receivable	15,006,389	11,541,592
Prepaid expenses	1,096,267	2,630,475
Total current assets	35,470,758	21,670,790
Property and equipment, net	2,389,825	2,006,859
Capitalized product and technology costs (net of accumulated depreciation of $5,636,794 and $3,762,391 at June 30, 2019 and 2018, respectively)	7,743,187	4,611,908
Restricted cash	1,526,298	1,526,298
Prepaid warranty	796	3,215
Security deposits	168,094	168,094
Total Assets	$47,298,958	$29,987,164
LIABILITIES
Current liabilities:
Line of credit	$—	$329,939
Accounts payable	1,988,374	3,708,909
Deferred revenues	17,526,866	9,658,522
Income taxes payable	—	928
Accrued expenses and other current liabilities	3,395,308	3,214,115
Total current liabilities	22,910,548	16,912,413
Long term liabilities:
Other long term liabilities	288,991	95,196
Deferred taxes	1,830,547	248,282
Deferred rent	2,072,518	1,712,726
Total long term liabilities	4,192,056	2,056,204
Total liabilities	27,102,604	18,968,617
Commitments and contingencies
Stockholders' equity
Preferred stock: 98,669 shares authorized at $0.01 par value
Series A 63,329 issued and outstanding at June 30, 2019 and 2018	632	632
Series A1 28,650 issued and outstanding at June 30, 2019 and 2018	287	287
Common stock: 250,000 shares authorized at $0.01 par value
115,168 and 111, 724 shares issued and outstanding at June 30, 2019 and 2018, respectively	1,148	1,114
Additional paid-in-capital	7,301,364	5,506,153
Retained earnings	12,931,661	5,532,079
Accumulated other comprehensive loss	(38,738)	(21,718)
Total stockholders' equity	20,196,354	11,018,547
Total Liabilities and Stockholders' Equity	$47,298,958	$29,987,164
(See accompanying notes to consolidated financial statements)

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Years Ended June 30,
	2019	2018
Revenues:
Analytics revenue	$59,056,771	$38,602,864
Connected data and technology	1,550,940	983,133
Professional services	1,130,308	601,260
Other revenue	262,500	350,000
Total revenues	62,000,519	40,537,257

Cost of revenues:	19,601,494	14,390,671
Gross profit	42,399,025	26,146,586

Operating expenses	28,109,372	22,572,608

Income from operations before non-cash items	14,289,653	3,573,978

Non-cash items:
Loss on disposal of fixed asset	451	1,706
Depreciation and amortization	2,357,839	1,730,008
Stock-based compensation	1,460,238	1,014,423
	3,818,528	2,746,137

Operating income	10,471,125	827,841

Other income/(expenses)
Interest income	36,358	19,025
Other income	543,444	27,605
Interest expense	(28,490)	(16,688)
Other expenses	(135,988)	—
Income before income taxes	10,886,449	857,783
Provision for income taxes	3,486,867	137,965

Net income	$7,399,582	$719,818

Other comprehensive income:
Foreign currency translation loss	(17,020)	(1,505)

Total comprehensive income	$7,382,562	$718,313

(See accompanying notes to consolidated financial statements)

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
For the Years Ended June 30, 2019 and 2018

	Preferred Stock				Common Stock
	Series A		Series A1
	Shares Issued	Par Value	Shares Issued	Par Value	Shares Issued	Par Value	Additional Paid in capital	Retained Earnings	Accumulated Other Comprehensive loss	Total Stockholders' Equity
Balances - July 1, 2017	63,329	$632	28,650	$287	110,137	$1,098	$4,435,647	$5,224,963	$(20,213)	$9,642,414

Cumulative-effect adjustment upon adoption of new accounting standard (Note - B.14)							1,014,423	(412,702)		(412,702)
Stock-based compensation					1,587	16	56,083			1,014,423
Options exercised										56,099

Net income								719,818		719,818
Foreign currency translation									(1,505)	(1,505)

Balances - June 30, 2018	63,329	$632	28,650	$287	111,724	$1,114	$5,506,153	$5,532,079	$(21,718)	$11,018,547

Stock-based compensation							1,460,238			1,460,238
Options exercised					3,444	34	334,973			335,007

Net income								7,399,582		7,399,582
Foreign currency translation									(17,020)	(17,020)

Balances - June 30, 2019	63,329	$632	28,650	$287	115,168	$1,148	$7,301,364	$12,931,661	$(38,738)	$20,196,354

(See accompanying notes to consolidated financial statements)

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$7,399,582	$719,818
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	2,465,756	1,831,577
Stock based compensation	1,460,238	1,014,423
Bad debt	4,000	2,500
Loss on sale of property and equipment	451	1,706
Net changes in operating assets and liabilities
Accounts receivable	(3,434,796)	(4,637,110)
Prepaid expenses	1,509,508	(1,152,442)
Prepaid warranty	2,419	5,563
Accounts payable	(1,720,535)	610,664
Deferred revenues	7,870,293	3,400,014
Deferred taxes	1,582,266	(1,014,024)
Deferred rent	359,792	1,255,668
Income taxes payable	(928)	(128,890)
Accrued expenses and other current liabilities	181,193	588,432
Total adjustments	10,279,657	1,778,081

Net cash provided by operating activities	17,679,239	2,497,899

Cash flow from investing activities:
Additions to capitalized product and technology	(5,005,681)	(2,479,786)
Restricted cash	—	1,526,298
Sale of property and equipment	—	1,204
Purchase of property and equipment	(988,432)	(809,992)
Net cash used in investing activities	(5,994,113)	(1,762,276)

Cash flows from financing activities:	335,007	56,099
Proceeds from options exercised	335,007	56,099
Proceeds from drawdown of line of credit	5,607,876	1,469,237
Repayments of line of credit	(5,937,815)	(1,139,298)
Payments on other liabilities	196,205	(159,645)
Net cash provided by (used in) financing activities	201,273	226,393

Net foreign currency translation adjustment	(17,020)	(1,505)

Net increase in cash and cash equivalents	11,869,379	960,511
Cash and cash equivalents at beginning of year	7,498,723	6,538,212
Cash and cash equivalents at the end of year	$19,368,102	$7,498,723
Other supplemental information: Interest paid	$ 28,490 $	16,688
Other supplemental information:
Interest paid	$28,490	$16,688
Taxes paid	$1,541,500	$1,520,200

(See accompanying notes to consolidated financial statements)

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

NOTE A - BUSINESS OPERATIONS

Crossix Solutions Inc., (the “Company”), incorporated in the State of Delaware on May 27, 2005, is a healthcare analytics company headquartered in New York City, with technology services operations in Israel and Belarus.

The Company’s unique, patent-based, HIPAA-compliant technology platform allows for integration of insights from many privacy-sensitive data sets including healthcare and non-healthcare without actual aggregation of the data, enabling many differentiated applications.

The Company’s primary revenue producing activities are providing pharmaceutical marketers, agencies, publishers and others, data-driven quantitative targeting, planning, optimization and measurement solutions for their consumer-focused and HCP marketing, patient adherence and other communications programs.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These consolidated financial statements were approved by management and are available for issuance on October 29, 2019.

The significant accounting policies followed in the preparation of the consolidated financial statements, on a consistent basis are:

1.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiaries Crossix Solutions Ltd. and Crossix Solutions BY LLC. All significant intercompany transactions have been eliminated.

2.	Revenue recognition and deferred revenue

Effective July 1, 2017, the Company adopted the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The Company adopted ASC 606 with retrospective application to the beginning of the earliest period presented.

The Company generates a significant majority of its revenue from the sale of access licenses to its cloud-based analytics platform, Analytics as a Platform (“AaaP”), and subscriptions to its other measurement and optimization analytics, Analytics as a Service (“AaaS”), that are based on fixed fees, as well as certain amounts of professional services related to those. The Company sells these services in contracts to its customers and each service is distinct. The Company’s policy is to exclude sales and other indirect taxes when measuring the transaction price of its subscription agreements.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

The Company accounts for revenue contracts with customers through the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

In general, the Company’s contracts with customers are contractual terms of one year or less. AaaP revenues derived from license fees are generally based upon contractual terms and conditions. The fees are initially recorded as deferred revenues and, using the output method, are subsequently recognized as revenues over time, based on the length of an access license. AaaP revenue is initially recorded as deferred revenue and subsequently recognized either a) ratably over the related subscription term beginning on the date the Company provides access to its service using a time-based output method, generally over a year or b) at a point in time, based on the contract terms. The Company recognizes the majority of its revenue ratably because the customer benefits from access to the Company’s platform products throughout the licensed term. Revenues for separately priced AaaS analytics are initially recorded as deferred revenue and are subsequently recognized when delivered. Revenues from separately priced professional services are initially recorded as deferred revenue and, using the output method, subsequently recognized as revenues over time, as services are rendered.

Another significant source of revenue is targeting analytics, using insights from healthcare and consumer data to enable more targeted marketing and advertising to both patients and health care providers. The Company recognizes digital targeting revenue, just the Crossix share, from a consumer data partner that aggregates across demand-side platforms. Crossix recognizes television targeting revenue from television partners on a gross basis, then paying a consumer data partner its share.

Access to the Company’s AaaP and AaaS products are an obligation representing a series of distinct services (and which may include multiple performance obligations) that the Company provides to its end customer over the term. The Company evaluates each item to determine whether it represents a promise to transfer a distinct good or service to the customer and therefore is a separate performance obligation. If a contract is separated into more than one performance obligation, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative stand-alone selling prices of each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations when sold on its own. The Company determined that these series of services are complementary (the analytic measurements are associated with the delivered platform) and hence are treated as one performance obligation.

The Company generally invoices its customers at the beginning of the term, annually or quarterly ahead depending on the product. The Company's contracts are generally non-cancellable and do not contain refund-type provisions. The Company’s contracts do not contain a significant amount of variable consideration as the price of its AaaP and AaaS offerings are generally fixed at contract inception. Based on the invoicing structure and related subscription term, the Company determined its contracts do not contain a financing component. The Company applied the practical expedient provided by ASC 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether transfer of control to customers has occurred.

The Company records contract liabilities to deferred revenue when cash payments are received or due. Deferred revenue consists of the unearned portion of customer billings.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

The Company recognized into revenue $13.3 million and $3.2 million during the years ended June 30, 2019 and 2018, respectively, that was included in the deferred revenue balances at the beginning of each respective period.

As of June 30, 2019, future estimated revenue related to performance obligations that are unsatisfied or partially unsatisfied at the end the reporting period was
$28.3 million. The substantial majority of the unsatisfied performance obligations will be satisfied over the next twelve months.

3.	Cost of revenue

Cost of revenue consists of payments for data from marketing data partners, health and CPG data suppliers used in the analytics products and other data center costs including hosting fees, suppliers fees, maintenance fees and amortization of prepaid data implementation fees (over the life of a relevant data contract, typically 3-5 years) as well as other technology and product inputs and partnership costs, directly associated with the generation of revenues.

Also included in cost of revenue are employee costs related to keeping the Crossix production environment running, employee costs for Crossix customer support/success of services purchased (excludes renew and upsell) and any other direct employee costs required to deliver purchased Crossix services. Cost of revenue for employee costs were $5.2 million for the fiscal year ended June 30, 2019 and $3.6 million for the year ended June 30, 2018. Included in these amounts are $0.1 million and $0.1 million for depreciation expense for the years ended June 30, 2019 and 2018, respectively.

4.	Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of cash deposits and trade accounts receivable. The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral. Exposure to losses on trade receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses. No significant credit losses occurred during the years ended June 30, 2019 and 2018.

The Company maintains cash balances at various financial institutions located in the State of New York. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to prescribed limits. From time to time, the Company maintains cash balances above the insurance limit. The Company maintains a small cash balances at financial institutions in Israel and Belarus.

As of June 30, 2019 the top ten customers constituted approximately 27% of total revenues, of which three customers together contributed approximately 8%.

For the year ended June 30, 2018 the top ten customers constituted approximately 42% of total revenues with three customers together contributed approximately 16%.

5.	Cash and cash equivalents

The Company considers cash and cash equivalents to consist of cash and highly liquid debt instruments purchased with an original maturity of three months or less, principally money market and other such accounts.

6.	Accounts receivable

Trade accounts receivable is recorded at the amount the Company expects to collect on balances outstanding at year end.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. No allowance has been recorded as of June 30, 2019, and 2018, based on management’s evaluation.

7.	Long-Lived Assets

Long-lived assets include property and equipment and capitalized product and technology costs. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator were present, the Company would evaluate recoverability by comparing the carrying amount of the assets to future undiscounted cash flows expected to be generated by the assets. If the assets were impaired, the impairment recognized would be the amount by which the carrying amount exceeds the estimated fair value of the assets. As of June 30, 2019, and 2018, there have been no impairments recognized.

Depreciation is recorded on an accelerated basis over the estimated useful lives of the various assets, ranging from three to seven years.

Expenditures for maintenance and repairs which do not improve or extend the useful life of the respective asset are charged to expense as incurred.

8.	Other comprehensive income/(loss)

Other comprehensive income/(loss) includes all changes in equity from non-owner sources. All the activity in other comprehensive income/(loss) relates to foreign currency translation adjustments. The Company accounts for other comprehensive income/(loss) in accordance with Accounting Standards Codification (“ASC”) 220, Comprehensive Income.

9.	Capitalized product and technology development costs

The Company follows the Financial Accounting Standards Board ASC 350-40 guidance to account for internally developed product and technology costs.

Product development relates to analytics reports, including methodologies, processes and templates, used to create deliverables for clients. Technology development relates to internally developed software used to integrate and process various large, privacy-sensitive data sets for use in the Company’s analytics products and services.

The Company believes that these capitalized costs add new capabilities, functionality and further the useful life of its technology platform, applications and related assets.

Product and technology development expenses qualifying for capitalization primarily include payroll and related employee benefits. These amounts totaled $5,005,681 and $2,479,786, respectively, for the fiscal years ended June 30, 2019 and 2018, and are being amortized on a straight-line basis over their estimated useful lives of five to seven years.

Amortization expense for this asset was $1,874,404 and $1,327,804, for the fiscal years ended June 30, 2019 and 2018, respectively.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

10.	Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes”, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established if based on the weighted available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations as far back as for the 2014 tax year, depending on the jurisdiction.

11.	Deferred rent

The aggregate of minimum annual operating lease payments are expensed on a straight-line basis over the term of the related lease. The amount by which straight- line rent differs from actual lease payments as a result of landlord payment for a portion of build out and other transaction expenses is recorded as deferred rent.

12.	Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, useful lives of property and equipment and capitalized product and technology costs, contingent liabilities, revenue recognition, fair value of stock-based awards and income taxes, among others.
The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

13.	Stock-Based Compensation

The Company’s share-based arrangements is composed of stock option awards. The Company recognizes compensation expense for its equity awards on a straight-line basis over the requisite service period of the award based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. For awards with performance-based vesting criteria, the Company estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock option awards. The Company uses the daily historical volatility of comparable company stock prices over the expected life of the options to calculate the expected volatility. The Company uses a combination of its historical exercise data with expected future exercise patterns using the average midpoint between vesting and the contractual term to determine the expected term of option awards. The risk-free interest rate is based on the rate on U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and accordingly, uses an expected dividend value of zero.

14.	Accounting pronouncements recently adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASC 606, as modified through other ASUs issued subsequent to ASU 2014-09, supersedes all existing revenue recognition requirements and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.

On July 1, 2017, the Company adopted the requirements of ASC 606 using the full retrospective transition method with respect to revenue recognition. The primary impact of adopting ASC 606 relates to the change in the deferral of revenue. On July 1, 2017 retained earnings was credited by a net of $412,702 (a $724,944 debit revenue, tax effected) based on this change.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

The impact of adopting ASC 606 and reclassifications is as follows:

Consolidated balance sheet	Impact of changes in accounting policies* **
	As previously
June 30, 2018	reported	Adjustments		As Adjusted
Cash and cash equivalents	$7,498,723	$—		$7,498,723
Accounts receivable	11,541,592	—		11,541,592
Prepaid expenses	3,522,697	(892,222)	*	2,630,475
Property and equipment	2,006,859	—		2,006,859
Capitalized product and technology costs	4,611,908	—		4,611,908
Restricted Cash	—	1,526,298	**	1,526,298
Prepaid warranty	3,215	—		3,215
Security deposits	1,694,392	(1,526,298)	**	168,094
Total assets	30,879,386	(892,222)		29,987,164
Line of credit	329,939	—		329,939
Accounts payable	3,708,909	—		3,708,909
Deferred revenues	6,737,228	2,921,294	*	9,658,522
Lease- short-term	129,833	(129,833)	**	—
Income taxes payable	1,056,183	(1,055,255)	*	928
Accrued expenses and other current liabilities	—	3,214,115	**	3,214,115
Other current liabilities	3,084,282	(3,084,282)	**	—
Other long term liabilities	—	95,196	**	95,196
Lease - long-term	95,196	(95,196)	**	—
Deferred taxes	1,057,913	(809,631)	*	248,282
Deferred rent	1,712,726	—		1,712,726
Total liabilities	17,912,209	1,056,408		18,968,617
Preferred stock: 98,669 shares authorized at $0.01 par value Series A 63,329 issued and outstanding at $0.01 par value at June 30, 2018	632	—		632
Series A1 28,650 issued and outstanding at $0.01 par value at June 30, 2018	287	—		287
Common stock: 250,000 shares authorized at $0.01 par value 115,168 and 111, 724 shares issued and outstanding at $0.01 par value at June 30, 2018	1,114	—		1,114
Additional paid-in-capital	2,270,530	3,235,623	**	5,506,153
Additional paid-in-capital warrants and options	3,235,623	(3,235,623)	**	—
Retained earnings	7,480,709	(1,948,630)	*	5,532,079
Accumulated other comprehensive loss	(21,718)	—		(21,718)
Total liabilities and stockholders' equity	$30,879,386	$(892,222)		$29,987,164

* - balance sheet captions that reflect the impact of change in accounting policy:
prepaid expenses, deferred revenue, income taxes payable, deferred taxes and retained earnings
** - also includes adjustments to conform prior year presentation to current year presentation

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

Consolidated statements of income and comprehensive income
For the fiscal year ended June 30, 2018

	Impact of changes in accounting policies
	As previously
Revenues:	reported	Adjustments	As adjusted
Analytics revenue	$40,799,214	$(2,196,350)	$38,602,864
Connected data and technology	983,133	—	983,133
Professional services	601,260	—	601,260
Other revenue	350,000	—	350,000
Total revenues	42,733,607	(2,196,350)	40,537,257
Cost of revenues:	11,078,220	3,312,451	14,390,671
Gross profit	31,655,387	(5,508,801)	26,146,586
Operating expenses	26,161,344	(3,588,736)	22,572,608
Income from operations before
non-cash items	5,494,043	(1,920,065)	3,573,978
Non-cash items:
Loss on disposal of fixed asset	1,706	—	1,706
Depreciation and amortization	1,730,008	—	1,730,008
Stock-based compensation	1,014,423	—	1,014,423
	2,746,137	—	2,746,137
Operating income	2,747,906	(1,920,065)	827,841
Other income/(expenses)
Interest income	19,025	—	19,025
Other income	27,605	—	27,605
Interest expense	(16,688)	—	(16,688)
Other expenses	—	—	—
Income before income taxes	2,777,848	(1,920,065)	857,783
Provision for income taxes	522,102	(384,137)	137,965
Net income	2,255,746	(1,535,928)	719,818
Other comprehensive income:
Foreign currency translation loss	(1,505)	—	(1,505)
Total comprehensive income	$2,254,241	$(1,535,928)	$718,313

15.	Recent accounting pronouncements – not yet adopted

ASU No. 2016-02 – Leases (Topic 842)

The main difference between current GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current GAAP. The Update requires lease assets and lease liabilities arising from operating leases should be recognized in the statement of financial position. For finance leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position.

•	Recognize interest on the lease liability separately from amortization of the right- of-use asset in the statement of comprehensive income.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

•
Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

•	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

•	Classify all cash payments within operating activities in the statement of cash flows.

For all nonpublic entities, Topic 842 is effective for fiscal years beginning after December 15, 2019. The company is currently evaluating the effect that this new guidance will have on the consolidated financial statements and related disclosures.

The FASB issued ASU 2018-11 in July 2018, which includes certain amendments to ASU 2016-02 intended to provide relief in implementing the new standard. Among these amendments is the option to not restate comparative periods presented in the financial statements. The Company intends to elect this new transition approach, using a cumulative-effect adjustment on the effective date of the standard, with comparative periods presented in accordance with the previous guidance in ASC 840.

Information about undiscounted future lease payments and the timing of those payments is provided in Note F – Commitments and Contingencies.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, or ASU 2016-13, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019 and early adoption is permitted. The Company will adopt ASU 2016-13 on July 1, 2020. However, the Company cannot yet assess the impact of the new standard on results of operations or financial position.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The new guidance requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted. The Company intends to adopt this standard on July 1, 2019 and is evaluating the effects, if any, that the adoption of this guidance will have on the Company’s consolidated financial statements.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

NOTE C – PROPERTY AND EQUIPMENT AT COST, NET

Major classes of property and equipment consist of the following:

	Years Ended June 30,		Estimated Useful Lives
	2019	2018
Artwork	$21,610	$21,610	7 Years
Computer software and equipment costs	2,090,043	1,662,366	3 Years
Office equipment	65,046	64,917	5 Years
Furniture and fixtures	1,040,596	861,417	7 Years
Capitalized website	171,875	149,025	3 Years
Leasehold improvements	1,541,018	1,159,572	Lesser of term of
			lease or useful life
	$4,930,188	$3,918,907
Less: accumulated depreciation and amortization	(2,540,363)	(1,912,048)
Total property and equipment, net	$2,389,825	$2,006,859

Depreciation and amortization expense during the years ended June 30, 2019 and 2018, amounted to $591,352 and $503,773, respectively, of which $107,916 and $101,569, respectively, were recorded as cost of revenues.

NOTE D – PROVISION FOR INCOME TAXES

The income tax provision/(benefits) for the year ended consisted of the following:

	Years Ended June 30,
	2019	2018
Current tax expense: Federal	$1,222,929	$849,507
State, local and other	681,672	302,482
Total current tax expense:	1,904,601	1,151,989
Deferred tax expense (benefit): Federal	1,143,990	(810,700)
State and local	438,276	(203,324)
Total deferred tax expense:	1,582,266	(1,014,024)

Income tax provision	$3,486,867	$137,965

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

Net deferred tax assets and liabilities consist of the following as of June 30:

	2019	2018
Deferred tax assets (liabilities):
Capitalized product development costs	$(1,379,476)	$(929,179)
Capitalized technology costs	(889,277)	(422,111)
Deferred revenue	—	774,987
Property and equipment	(509,404)	(397,561)
Intangibles	162	1,640
Deferred rent credit	67,315	82,002
Deferred rent liability	526,470	406,364
Stock compensation	353,663	235,576
Total deferred liability	$(1,830,547)	$(248,282)

Crossix Solutions Inc. is taxed as a C Corporation. Deferred tax assets and liabilities are recorded to reflect temporary book to tax differences in income and expense recognition. Temporary differences are caused by timing differences in recognizing income and expenses. Deferred tax assets and liabilities are adjusted to changes in tax laws and rate when such changes are enacted.

On December 22, 2017, the U.S. Congress passed the Tax Cuts and Jobs Act (“the Act”) into legislation. The Tax Act reduces the U.S. Corporate rate from 34% to 21% beginning in 2018. The Company has completed the accounting for the effects of the Act. The Company has recorded a tax benefits of approximately $122,000, primarily due to a re-measurement of deferred net tax liabilities.

The Company follows the provisions of accounting for uncertainty in income taxes which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on the recognition, classification, recording of interest and penalties, and requires certain disclosures. The Company has reviewed its income tax positions and has determined that no uncertain tax items exist as of June 30, 2019, and 2018.

NOTE E - FAIR VALUE MEASUREMENTS

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or in the absence of a principal market the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by ASC 820-10 are used to measure fair value.

Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 Inputs to the valuation methodology include: 1) quoted prices for similar assets or liabilities in active markets; 2) quoted prices for identical or similar assets or liabilities in inactive markets; 3) inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

As of June 30, 2019, and 2018, the Company’s only financial instruments required to be measured at fair value are the money market funds which are generally classified within Level 1 of the fair value hierarchy. Accounts receivable, accounts payable and other current liabilities approximate their fair values due to the short- term nature of these balances.

NOTE F – COMMITMENTS AND CONTINGENCIES

Lease commitments

In November 2016, the Company signed a lease for new office facilities (“NY2”) in New York City, for an initial period of seven years and six months expiring in December 2024, with the option of extending for a further three years ending in December 2027. The Company took partial possession of the new office space in July 2017, and took full possession in January 2018 once the landlord’s build out obligations were complete.

The NY2 lease agreement permits the Company to leave without further commitment after seven years and six months period, except that the Company would owe to the landlord a portion of the build out and other transaction expenses paid for by the landlord. This amount owed will reduce to zero if the Company remains for the full duration of the lease (including the option period) of 10 years and six months.

Since December 30, 2016, the Company has a Letter of Credit equivalent to a security of $1,066,760 against cash in an account with a financial institution in New York City, for NY2.

The Company continues to lease its previous office facilities (“NY1”) in New York City, ending in December 2023.

Since June 30, 2013, the Company has a Letter of Credit in place, now equivalent to a security of $459,538 against cash in an account with a financial institution in New York City for NY1. In addition, the Company has paid a security deposit to the landlord of $168,094 for NY1

The Company has sublet the space subject to existing lease, NY1, to a lessee as of April 2018. Sublease rental payments did not begin until August 2018. Rental income for NY1 was $543,444 for the fiscal year ended June 30, 2019.

In June 2017, the Company signed a lease for new office space outside of Tel Aviv in Israel, for its technology services operations on a five-year agreement with the option to extend for a further five years. The rent per month is approximately $5,800 (denominated in Israel Shekels).

In 2019, the Company leased additional space at NY2 in New York City. The lease payments will start after the period for the additional space and are included in the table at the end of this note. The NYC leases contain escalation provisions that generally provide for increased rent of two to three percent over the previous year.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

At June 30, 2019 future minimum lease payments under the NYC operating, net of sublease income for the remaining terms of the leases are as follows:

Period ended June 30,
2020	$3,147,640
2021	3,444,174
2022	3,400,530
2023	3,400,530
2024	3,447,018
Thereafter	$16,693,123
$33,533,015

Rent and other related expense for the years ended June 30, 2019 and 2018 was
$2,626,804 and $2,648,173, respectively.

Line of credit

On May 31, 2018 the Company entered into an agreement with J.P. Morgan Chase Bank, N.A. for a credit facility in the principal sum not to exceed $2,500,000 in the aggregate at any one time outstanding. The facility carries an interest rate of 2.73% plus The London Interbank Offered Rate (“LIBOR”). Interest expense for the fiscal years ended June 30, 2018 and 2019, was immaterial. and As of June 30, 2019, the amount outstanding on the line was $0. The credit facility expired on August 31, 2019 and was renewed in September 2019 (see Note L).

Legal proceedings

The Company in the ordinary course of business may be party to various litigation matters. In the opinion of management, the outcome of any litigation will not have a material adverse effect on the Company’s financial position, results of operations and cash flows. As of June 30, 2019 and 2018, the Company did not have any existing or pending litigation.

NOTE G – STOCK OPTIONS AND INCENTIVE PLAN

Under the terms of the Stock Option and Incentive Plan the Company provides stock options and other equity interest in the Company to employees, officers, directors, consultants and advisors of the Company.

The terms of the 2005 Plan included an aggregate number of shares of Common Stock of the Company that could be issued pursuant to the Plan of 27,000. This plan has expired. No further issuance under the 2005 Plan.

The terms of the 2010 Plan include an aggregate number of shares of Common Stock of the Company that may be issued pursuant to the Plan of 80,000.

The terms of the 2015 Plan, allows the Company to issue options for those that expire under the 2005 Plan. The options of the 2015 plan vest upon change in control. 2,000 options were issued under this plan in the fiscal year ended June 30, 2019. At June 30, 2019, there were 14,908 option issued under this plan. Zero shares were exercisable under this plan at June 30, 2019. The weighted exercise price on June 30, 2019 was $5.32 per option. The weighted average remaining contractual life was 9.26 years.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

The Company has a new 2018 Plan, which allows for the issuance of 52,500 shares.

The weighted average fair value at grant date for the fiscal periods ended June 30, 2018 and 2019, was $101.89 and $124.38, respectively.

At June 30, 2019 options left in the 2018 and 2010 Plans to be granted is 16,845 and 1,323, respectively.

A summary of the stock options granted under the 2005, 2010, 2015 and 2018 Plans is as follows:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life
Outstanding July 1, 2017	79,641	$119.02	6.45
Granted	32,245	224.27
Exercised	(1,587)	35.34
Forfeited	(3,743)	161.43
Expired	(1,180)	136.74
Balance - June 30, 2018	105,376	$150.92	6.61

Outstanding balance July 1, 2018	105,376	$150.92	6.61
Granted	22,345	278.57
Exercised	(3,444)	97.27
Forfeited	(6,427)	222.18
Expired	(3,605)	77.04
Balance - June 30, 2019	114,245	$175.83	6.37

At June 30, 2019, there were 68,292 stock options that were exercisable.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

The following is a summary of the status of stock options outstanding at June 30, 2019:

Exercise Price Per Share	Number of Outstanding Options	Weighted-Average Remaining Contractual Life-Years Outstanding
$78	4,694	1.18
$85	50	2.17
$86	11,000	1.34
$95	4,267	3.01
$115	8,825	4.13
$127	9,000	4.34
$150	29,062	6.74
$228	26,702	8.54
$269	19,295	9.40
$427	1,350	9.92
Total	114,245

The stock-based compensation expense recorded was $1,460,238 and $1,014,423 for the fiscal years ended June 30, 2019 and 2018, retrospectively. The intrinsic value of the options outstanding was $28,741,819 and $12,442,505 at June 30, 2019 and 2018, respectively. The intrinsic value of the options exercisable at June 30, 2019 was $9,296,734.

The options are expensed over a four-year vesting period with the following assumptions:

Exercise price	$78 - $427
Risk free interest rate	1.92% - 3.01%
Calculated dividend rate	0
Expected life of the option in years	6-8
Expected volatility	42.11%

NOTE H - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	2019	2018
Bonus accrual	$2,200,000	$2,098,721
Employees and payroll liabilities	912,750	572,682
Other	282,558	542,712
	$3,395,308	$3,214,115

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

NOTE I – STOCKHOLDERS’ EQUITY

Series A - Convertible preferred stock

In 2007, the Company issued Series A Convertible Preferred Stock under a private placement at a price of $23.67 per share to investors with proceeds of approximately $1,500,000.

The holders of Series A stock have the right at any time to convert the Series A Preferred Stock into Common Stock on a one for one basis. The Holders of Series A Stocks have the right to receive cumulative dividends at the rate of 6% when and as declared by the Board of Directors. No dividend may be paid on any other class of capital stock unless the Series A Preferred Stock participates as well.

Series A1 - Convertible preferred stock

In 2007, the Company issued Series A1 Convertible Preferred Stock under a private placement at a price of $50.00 per share to investors. With proceeds of approximately $1,500,000.

The holders of Series A1 stock have the right at any time to convert the Series A1 Preferred Stock into Common Stock on a one for one basis. The Holders of Series A1 Stocks have the right to receive cumulative dividends at the rate of 6% when and as declared by the Board of Directors. No dividend may be paid on any other class of capital stock unless the Series A1 Preferred Stock participates as well.

Liquidation preference

Upon a Liquidation or Liquidity event, the holders of outstanding Series A and Series A1 Preferred Stock are entitled, based on an investment of approximately $1,585,000 as of June 2005 and $1,500,000 as of June 2007, respectively, to be repaid their original investment plus a preferred return of 6% per annum (currently approximately $1,260,000 for the Series A and approximately $1,031,000 for the Series A1) totaling $2,840,000 and $2,531,000 for Series A and Series A1, respectively, in priority to any return of capital to all other stockholders, or pro rata on an as-converted basis.

Common stock

The common stock holders are entitled to a distribution of all remaining assets (which may be more or less than the original investment), on a proportionate basis, in the event of the dissolution or winding up of the Company, after payment of all liabilities of the Company and liquidation preference of all series of preferred stock outstanding. The common stock has no conversion or redemption rights.

NOTE J – RETIREMENT PLAN

The Company has a qualified deferred compensation 401(k) Plan, under which eligible employees may defer a portion of their salaries subject to limitation by the Internal Revenue Service. The Company may provide a discretionary match. During the years ended June 30, 2019 and 2018, the Company contributed a match of $153,397 and $118,486 respectively. The amounts are recorded as operating expenses in the Consolidated Statements of Operations.

CROSSIX SOLUTIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2018 and 2019

NOTE K – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through October 29, 2019, the date at which the consolidated financial statements were available to be issued, and determined that the following should be disclosed:

In September 2019 the line of credit was renewed with the same principal sum. In addition, the letter of credit for the security deposit was replaced with a certificate of deposit investment.

On September 25, 2019, Veeva Systems Inc. (NYSE:VEEV) and Crossix Solutions Inc. entered into a definitive agreement for Veeva to acquire 100% of Crossix stock for $430 million. The transaction is expected to close in November 2019.